Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Fourth Quarter and Year Ended December 31, 2016

•
U.S. GAAP earnings of $25.3 million ($0.21 per share) for the quarter, down (31.4)% compared to the 2015 period, and $126.4 million ($1.05 per share) for the year, down (18.7)% compared to the 2015 period

•
Economic net income of $38.9 million ($0.33 per share) for the quarter, up 6.6% compared to the 2015 period, and $145.1 million ($1.21 per share) for the year, down (3.1)% compared to the 2015 period (excluding the non-recurring performance fee)

•	AUM of $240.4 billion at December 31, 2016, up 13.2% from December 31, 2015

•	Net client cash flows ("NCCF") for the quarter of $1.5 billion with an annualized revenue impact of $14.6 million; full year NCCF of $(1.6) billion with an annualized revenue impact of $11.0 million

•
Completed a secondary public offering of 14.95 million ordinary shares on behalf of Old Mutual plc, with a concurrent repurchase of six million shares from Old Mutual plc, both at a price of $14.25 per share, in December 2016

London - February 2, 2017 - OM Asset Management plc (NYSE: OMAM) today reports its results for the quarter and full year ended December 31, 2016.
“OMAM had a strong finish to 2016 from both a financial and strategic perspective, as successful execution of our growth strategy drove improved results across our business,” said Peter L. Bain, OMAM’s President and Chief Executive Officer. “A return to fundamental valuation in the equity market environment during the fourth quarter favored active asset management, and our equity-oriented Affiliates produced outperformance for their clients across a range of strategies. Net client cash flows for the fourth quarter were also strong at $1.5 billion, and while net flows for the full year 2016 were $(1.6) billion due largely to hard asset disposals and continued outflows in domestic large cap value products, gross flows into higher fee global, international equity and alternative products, including secondary strategies, resulted in annualized organic revenue growth of $14.6 million for the quarter and $11.0 million for the year.
“Our ability to deliver revenue growth from net client cash flows is a direct result of our differentiated multiboutique business model. Many of the strong-performing, in-demand strategies delivering incremental growth this year were developed through OMAM’s collaborative engagement with Affiliates to diversify and expand their businesses, and in several cases were marketed by our Global Distribution team. In addition, our partnership with Landmark Partners is off to a strong start, which contributed to our earnings and net client cash flows during the quarter. Overall, 22.7% of our total gross sales of $29.9 billion in 2016 stemmed from OMAM’s ongoing acquisition and strategic initiatives.”
Mr. Bain concluded, “OMAM is well positioned to continue to increase shareholder value by supporting ongoing collaborative initiatives, investing in additional boutique asset management firms, and where appropriate, funding further share repurchases. The success of our secondary offering and share repurchase in December specifically enhanced the liquidity of our publicly traded stock and further enhanced overall value for our shareholders.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended December 31,			Twelve Months Ended December 31,
U.S. GAAP Basis	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Revenue	$186.6	$163.4	14.2%	$663.5	$699.3	(5.1)%
Pre-tax income from continuing operations attributable to controlling interests (Table 5)	27.3	43.7	(37.5)%	161.0	201.3	(20.0)%
Net income attributable to controlling interests	25.3	36.9	(31.4)%	126.4	155.5	(18.7)%
U.S. GAAP operating margin	16%	25%	(874) bps	23%	27%	(389) bps
Diluted shares outstanding (in millions)	118.8	120.6		119.5	120.5
Diluted earnings per share $	$0.21	$0.30	(30.0)%	$1.05	$1.29	(18.6)%

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue*	$189.8	$166.9	13.7%	$678.5	$663.9	2.2%
Pre-tax economic net income*	50.5	49.3	2.4%	190.7	203.5	(6.3)%
Economic net income, excluding non-recurring performance fee*	38.9	36.5	6.6%	145.1	149.7	(3.1)%
ENI diluted EPS, excluding non-recurring performance fee, $*	$0.33	$0.30	10.0%	$1.21	$1.24	(2.4)%
Adjusted EBITDA, excluding non-recurring performance fee*	57.5	51.5	11.7%	208.5	212.7	(2.0)%
ENI operating margin*	36%	36%	(47) bps	35%	37%	(137) bps
Economic net income (including non-recurring performance fee)	38.9	36.5	6.6%	145.1	161.1	(9.9)%
ENI diluted EPS (including non-recurring performance fee), $	$0.33	$0.30	10.0%	$1.21	$1.34	(9.7)%

Other Operational Information
Assets under management at period end ($ in billions)	$240.4	$212.4	13.2%	$240.4	$212.4	13.2%
Net client cash flows ($ in billions)	1.5	(3.2)	n/m	(1.6)	(5.1)	(68.6)%
Annualized revenue impact of net flows ($ in millions)	14.6	(6.6)	n/m	11.0	18.9	(41.8)%
* Excludes impact of non-recurring performance fee in 2015. For a detailed discussion of this fee, please refer to the Company's 2015 Annual Report on Form 10-K filed March 15, 2016.
Please see "Definitions and Additional Notes." Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Exhibit 99.1

Assets Under Management and Flows

At December 31, 2016, OMAM’s total assets under management (“AUM”) were $240.4 billion, up $6.2 billion, or 2.6%, compared to $234.2 billion at September 30, 2016, and up $28.0 billion, or 13.2%, compared to $212.4 billion at December 31, 2015. The increase in AUM during the three months ended December 31, 2016 reflects net market appreciation of $4.7 billion and net inflows of $1.5 billion.

For the three months ended December 31, 2016, OMAM’s net flows were $1.5 billion compared to $(2.6) billion for the three months ended September 30, 2016 and $(3.2) billion for the three months ended December 31, 2015.  Hard asset disposals of $(0.6) billion, $(1.0) billion, and $(1.0) billion are reflected in the net flows for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively. The net flows in the three months ended December 31, 2016 were impacted primarily by strong gross inflows, particularly into U.S. equities, global/non-U.S. equity and alternatives, and reduced hard asset disposals. For the three months ended December 31, 2016, the annualized revenue impact of the net flows was $14.6 million, with gross inflows of $9.9 billion during the period into higher fee asset classes yielding approximately 44 bps, versus gross outflows and hard asset disposals in the same period of $(8.4) billion out of asset classes yielding approximately 35 bps.  This is compared to the annualized revenue impact of net flows of $(7.5) million for the three months ended September 30, 2016 and $(6.6) million for the three months ended December 31, 2015 (see "Definitions and Additional Notes").

For the twelve months ended December 31, 2016, OMAM’s net flows were $(1.6) billion compared to $(5.1) billion for the twelve months ended December 31, 2015. Net client cash flows before hard asset disposals were $2.3 billion, compared to $(2.7) billion in the prior year. For the twelve months ended December 31, 2016, the annualized revenue impact of the net flows was $11.0 million compared to $18.9 million for the twelve months ended December 31, 2015. Gross inflows of $29.9 billion in the twelve months ended December 31, 2016 yielded an average of approximately 42 bps compared to approximately 46 bps in the year-ago period while gross outflows and hard asset disposals of $(31.5) billion yielded approximately 36 bps in the twelve months ended December 31, 2016 compared to approximately 33 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended,			Twelve Months Ended,
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Beginning AUM	$234.2	$218.8	$208.7	$212.4	$220.8
Gross inflows	9.9	6.5	5.9	29.9	26.6
Gross outflows	(7.8)	(8.1)	(8.1)	(27.6)	(29.3)
Net flows before hard asset disposals	2.1	(1.6)	(2.2)	2.3	(2.7)
Hard asset disposals	(0.6)	(1.0)	(1.0)	(3.9)	(2.4)
Net flows	1.5	(2.6)	(3.2)	(1.6)	(5.1)
Market appreciation (depreciation)	4.7	9.2	7.2	20.7	(3.7)
Acquisition of Affiliates	—	8.8	—	8.8	—
Other*	—	—	(0.3)	0.1	0.4
Ending AUM	$240.4	$234.2	$212.4	$240.4	$212.4

Basis points: inflows	44.3	41.5	45.4	41.9	45.9
Basis points: outflows	34.8	37.9	36.7	36.3	32.6
Annualized revenue impact of net flows ($ in millions)	$14.6	$(7.5)	$(6.6)	$11.0	$18.9
Derived average weighted NCCF ($ in billions)	4.0	(2.1)	(1.9)	3.0	5.5
*"Other" in 2015 primarily relates to an Affiliate’s purchase of a joint venture and other Fund disposals. In 2016, “Other” reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients

Please see "Definitions and Additional Notes"

Exhibit 99.1

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015 are provided in Table 3 below.
As of December 31, 2016, the Company had third party borrowings of $392.3 million (net of discount and fees on $400.0 million face value of debt) consisting of senior notes, with no debt currently outstanding on the Company's $350 million credit facility, and total equity of $170.5 million. The annualized reported interest expense related to these notes is approximately $23.7 million, including $19.6 million of cash interest expense and $4.1 million of non-cash amortization of fees and losses related to an interest rate hedge. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 1.9x, in line with the Company’s target debt to trailing twelve months Adjusted EBITDA ratio of 1.75-2.25x. Of the Company's cash and cash equivalents of $101.9 million at December 31, 2016, $68.5 million was held at Affiliates and $33.4 million was available at the Company.

In December 2016, the Company repurchased 6 million ordinary shares from the Parent at $14.25 per share in a private transaction. The aggregate purchase price of $85.5 million was funded with cash on hand, and occurred concurrently with the Parent's sale of 14.95 million OMAM shares to the public. The Company has the financial capacity to purchase additional shares from the Parent in 2017, if such purchase is deemed to be an accretive and value-enhancing transaction.

In September 2016, the Company purchased approximately $39.6 million of seed investments from the Parent under the terms of the Seed Capital Management Agreement, as amended, which resulted in certain funds becoming newly consolidated and investments increasing from December 31, 2015. As of December 31, 2016, the Company managed approximately $83 million of seed capital provided by the Parent. The Company intends to purchase all remaining seed capital investments covered by the Seed Capital Management Agreement on or around June 30, 2017. Additional information on the amended Seed Capital Management Agreement can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

During 2014, the Company entered into a Deferred Tax Asset Deed with the Parent, which was amended in June 2016. Under the terms of the Deferred Tax Asset Deed, as amended, the Company agreed to make a payment of the net present value of the future payments due to the Parent valued as of December 31, 2016. This payment equals $142.6 million and will be made over three installments on each of June 30, 2017, December 31, 2017 and June 30, 2018. Shareholders' equity at December 31, 2016 reflects an increase of approximately $20 million related to the prepayment of the Deferred Tax Asset Deed. The continuation of certain protections provided by the Parent related to the realized tax benefit resulting from the Company’s use of deferred tax assets shall remain unaffected. Additional information on the amended Deferred Tax Asset Deed can be found in the Company’s Current Report on Form 8-K, filed on June 14, 2016.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	December 31, 2016		December 31, 2015
Assets
Cash and cash equivalents	$101.9		$135.9
Investment advisory fees receivable	163.7		151.8
Investments	233.3		202.6
Other assets	759.1		523.8
Assets of consolidated Funds	36.3		—
Total assets	$1,294.3		$1,014.1

Liabilities and equity
Accounts payable and accrued expenses	$178.1		$179.7
Due to related parties	156.3		222.9
Third party borrowings	392.3		90.0
Other liabilities	391.3		355.6
Liabilities of consolidated Funds	5.8		—
Total liabilities	1,123.8		848.2

Total equity	170.5		165.9
Total liabilities and equity	$1,294.3		$1,014.1

Third party borrowings / trailing twelve months Adjusted EBITDA	1.9	x	0.4	x
Consolidated Funds represent certain seed investments purchased from Old Mutual plc.
Please see “Definitions and Additional Notes”

Exhibit 99.1

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of December 31, 2016, September 30, 2016, and December 31, 2015. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	December 31, 2016	September 30, 2016	December 31, 2015
1-Year	49%	35%	60%
3-Year	55%	69%	83%
5-Year	73%	69%	92%

	Equal-Weighted
	December 31, 2016	September 30, 2016	December 31, 2015
1-Year	53%	50%	72%
3-Year	65%	75%	83%
5-Year	76%	76%	88%

	Asset-Weighted
	December 31, 2016	September 30, 2016	December 31, 2015
1-Year	42%	34%	72%
3-Year	45%	58%	73%
5-Year	61%	58%	91%
Please see “Definitions and Additional Notes”

As of December 31, 2016, assets representing 49%, 55% and 73% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 35%, 69% and 69% at September 30, 2016; and 60%, 83% and 92% at December 31, 2015. The overall decline in investment performance during 2016 reflects an investing environment characterized by macroeconomic-driven volatility and higher demand for bond proxies in the equities markets in the first three quarters of 2016.  This has presented challenges for our Affiliates who employ long-term strategies in value portfolios.  In the fourth quarter of 2016, there has been a strong shift in the broader market away from yield securities, toward financials and value equities, which has resulted in improved 1-year investment performance relative to September 30, 2016.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended December 31, 2016 and 2015, diluted earnings per share were $0.21 and $0.30, respectively, a decrease of (30.0)%, and net income attributable to controlling interests was $25.3 million and $36.9 million, respectively, a decrease of $(11.6) million, or (31.4)%. U.S. GAAP revenue increased $23.2 million, or 14.2%, from $163.4 million for the three months ended December 31, 2015, to $186.6 million for the three months ended December 31, 2016, primarily reflecting higher bps on average assets under management and the impact of the Landmark acquisition in August 2016. Expenses increased $33.7 million, or 27.5%, from $122.5 million for the three months ended December 31, 2015, to $156.2 million for the three months ended December 31, 2016, primarily due to increases in variable compensation and amortization of non-cash compensation as a result of the Landmark transaction, partially offset by a decrease in the revaluation of Affiliate equity and profit interests. As it relates to the Landmark transaction, under U.S. GAAP the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units will also be revalued each quarter, with any change recorded in that period as an adjustment to compensation expense.

Exhibit 99.1

For the twelve months ended December 31, 2016 and 2015, diluted earnings per share were $1.05 and $1.29, respectively, a decrease of (18.6)%, and net income attributable to controlling interests was $126.4 million and $155.5 million, respectively, a decrease of $(29.1) million, or (18.7)%. U.S. GAAP revenue decreased $(35.8) million, or (5.1)%, from $699.3 million for the twelve months ended December 31, 2015, to $663.5 million for the twelve months ended December 31, 2016, primarily as a result of lower performance fees partially offset by increases in management fees due to higher assets under management.  In the second quarter of 2015, the Company recorded a non-recurring performance fee of $48.1 million.  Expenses decreased $(0.2) million, or 0.0%, from $508.1 million for the twelve months ended December 31, 2015, to $507.9 million for the twelve months ended December 31, 2016, primarily as a result of decreases in variable compensation, including compensation related to the non-recurring performance fee and the revaluation of Affiliate equity and profit interests, offset by increases in non-cash acquisition-related compensation and general and administrative expenses.

Table 5: U.S. GAAP Statement of Operations

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Increase (decrease)	2016	2015	Increase (decrease)
Management fees	$181.4	$157.0	15.5%	$659.9	$637.2	3.6%
Performance fees	4.5	6.3	(28.6)%	2.6	61.8	(95.8)%
Other revenue	0.6	0.1	500.0%	0.9	0.3	200.0%
Consolidated Funds’ revenue	0.1	—	n/m	0.1	—	n/m
Total revenue	186.6	163.4	14.2%	663.5	699.3	(5.1)%
Compensation and benefits	125.3	98.3	27.5%	397.4	412.8	(3.7)%
General and administrative	26.6	22.2	19.8%	98.3	88.2	11.5%
Amortization and impairment of acquired intangibles	1.6	0.1	n/m	2.6	0.2	n/m
Depreciation and amortization	2.5	1.9	31.6%	9.4	6.9	36.2%
Consolidated Funds’ expense	0.2	—	n/m	0.2	—	n/m
Total expenses	156.2	122.5	27.5%	507.9	508.1	—%
Operating income	30.4	40.9	(25.7)%	155.6	191.2	(18.6)%
Investment income	3.6	3.7	(2.7)%	17.2	13.0	32.3%
Interest income	0.1	—	n/m	0.4	0.2	100.0%
Interest expense	(5.9)	(0.9)	555.6%	(11.3)	(3.1)	264.5%
Consolidated Funds’ investment (loss)	(1.1)	—	n/m	(1.1)	—	n/m
Income from continuing operations before taxes	27.1	43.7	(38.0)%	160.8	201.3	(20.1)%
Income tax expense	7.0	5.7	22.8%	40.8	46.6	(12.4)%
Income from continuing operations	20.1	38.0	(47.1)%	120.0	154.7	(22.4)%
Gain (loss) on disposal of discontinued operations, net of tax	5.0	(1.1)	n/m	6.2	0.8	675.0%
Net income	25.1	36.9	(32.0)%	126.2	155.5	(18.8)%
Net loss attributable to non-controlling interests	(0.2)	—	n/m	(0.2)	—	n/m
Net income attributable to controlling interests	$25.3	$36.9	(31.4)%	$126.4	$155.5	(18.7)%
Earnings per share, basic $	$0.21	$0.31	(32.3)%	$1.05	$1.29	(18.6)%
Earnings per share, diluted $	0.21	0.30	(30.0)%	1.05	1.29	(18.6)%
Basic shares outstanding (in millions)	118.2	120.0		119.2	120.0
Diluted shares outstanding (in millions)	118.8	120.6		119.5	120.5

U.S. GAAP operating margin	16%	25%	(874) bps	23%	27%	(389) bps
Pre-tax income from continuing operations attributable to controlling interests	27.3	43.7	(37.5)%	161.0	201.3	(20.0)%
Net income from continuing operations attributable to controlling interests	20.3	38.0	(46.6)%	120.2	154.7	(22.3)%
Please see "Definitions and Additional Notes"

Exhibit 99.1

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Fixed compensation and benefits(1)	$40.7	$36.3	12.1%	$146.4	$134.2	9.1%
Sales-based compensation	3.7	4.7	(21.3)%	17.2	19.7	(12.7)%
Compensation related to restructuring expenses	—	0.6	(100.0)%	—	0.6	(100.0)%
Variable compensation(2)	48.6	41.4	17.4%	172.7	201.0	(14.1)%
Affiliate key employee distributions(3)	12.9	10.8	19.4%	41.7	38.8	7.5%
Non-cash key employee-owned equity revaluations	1.7	4.5	(62.2)%	(7.1)	18.5	n/m
Acquisition-related consideration and pre-acquisition employee equity(4)	17.7	—	n/m	26.5	—	n/m
Total U.S. GAAP compensation expense	$125.3	$98.3	27.5%	$397.4	$412.8	(3.7)%
(1) For the three and twelve months ended December 31, 2015, $35.7 million and $133.2 million, respectively, of fixed compensation and benefits expense is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee.

(2) For the three and twelve months ended December 31, 2015, $42.0 million and $174.0 million, respectively, of variable compensation expense is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee.

(3) Corresponds to ENI Affiliate key employee distributions, which are higher by $0.1 million in 2015 due to expenses related to the non-recurring performance fee.
(4) Reflects amortization of contingent purchase price and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended December 31, 2016 and 2015, diluted economic net income per share was $0.33 and $0.30, respectively, an increase of 10.0%. For the three months ended December 31, 2016 and 2015, economic net income was $38.9 million and $36.5 million, respectively, an increase of $2.4 million, or 6.6%.  See Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

For the three months ended December 31, 2016, compared to the three months ended December 31, 2015, ENI Revenue (see Table 8) increased $22.9 million, or 13.7%, from $166.9 million to $189.8 million, including an increase in management fees from $157.0 million to $181.4 million driven by growth at the existing Affiliates as well as the Landmark transaction, partially offset by a $(1.8) million decrease in performance fees from $6.3 million to $4.5 million. Average assets under management in those respective periods, excluding equity accounted Affiliates, increased $18.7 billion, or 10.2%, to $202.8 billion, while the bps yield on these assets rose from 33.8 bps to 35.6 bps partially due to the impact of the higher yield on alternative assets acquired in the Landmark transaction. Total operating expenses grew 13.8% to $73.3 million (see Table 9), however total operating expenses as a percentage of management fee revenue decreased to 40.4% from 41.0% for the three months ended December 31, 2015. Of the $8.9 million increase in operating expense between the three months ended December 31, 2016 and 2015, $5.0 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition as well as new hires and annual cost of living increases and $3.3 million was attributable to increases in general and administrative expense, which rose 12.3% over the 2015 period, primarily reflecting the impact of Landmark. Total variable compensation increased 15.7% quarter-over-quarter to $48.6 million, and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) increased from 41.0% to 41.7%, primarily as a result of the Landmark transaction. Operating and variable compensation expenses increased at a higher rate relative to increases in revenue, resulting in a slight decrease in OMAM’s ENI operating margin from 36.2% to 35.8%. Affiliate key employee distributions increased 18.3% quarter-over-quarter to $12.9 million and the ratio of Affiliate key employee distributions over ENI operating earnings increased from 18.0% to 19.0% due to the impact of the Landmark transaction. Net interest expense was $4.5 million for the three months ended December 31, 2016, compared to net interest expense of $0.3 million in the prior-year period, reflecting the July 2016 issuance of $400 million of senior notes. The difference in net interest expense between U.S. GAAP and economic net income primarily relates to the financing costs of seed capital and co-investments held for the Company's benefit (see Table 21). Tax on economic net income for the three months ended December 31, 2016 and 2015 was $11.6 million and $12.8 million, respectively, a decrease of $(1.2) million or (9.4)%, primarily reflecting additional tax benefits associated with the Landmark acquisition. The Company's effective tax rate was 23.0% in the fourth quarter of 2016 compared to 26.0% in the fourth quarter of 2015 (see Table 23).

For the three months ended December 31, 2016, Adjusted EBITDA was $57.5 million, an increase of 11.7% compared to $51.5 million for the same period in 2015. See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and economic net income.

Exhibit 99.1

For the twelve months ended December 31, 2016 and 2015, diluted economic net income per share, excluding the 2015 non-recurring performance fee, was $1.21 and $1.24, respectively, a decrease of (2.4)%. For the twelve months ended December 31, 2016 and 2015, economic net income, excluding the 2015 non-recurring performance fee, was $145.1 million and $149.7 million, respectively, a decrease of $(4.6) million, or (3.1)%.

For the twelve months ended December 31, 2016, compared to the twelve months ended December 31, 2015, ENI Revenue increased $14.6 million or 2.2%, from $663.9 million to $678.5 million, including a $22.7 million, or 3.6%, increase in management fees from $637.2 million to $659.9 million offset by an $(11.1) million, or (81.0)%, decline in performance fees. Average assets under management in those respective periods, excluding equity accounted Affiliates, were unchanged at $191 billion, while the bps yield on these assets rose from 33.4 bps to 34.6 bps primarily due to a greater proportion of AUM coming from global/non-U.S. and alternative products (see Table 12). Total operating expenses grew 8.1% to $265.0 million, and total operating expenses as a percentage of management fee revenue increased to 40.2% from 38.5% for the twelve months ended December 31, 2015. Of the $19.8 million increase in operating expense between the twelve months ended December 31, 2016 and 2015, $13.2 million was due to higher fixed compensation and benefits as a result of the Landmark acquisition, new hires and annual cost of living increases. Total variable compensation decreased $(1.3) million, or (0.7)%, period-over-period to $172.7 million and the ratio of variable compensation to earnings before variable compensation increased slightly to 41.8% for the twelve months ended December 31, 2016 compared to 41.6% for the twelve months ended December 31, 2015. The higher growth rate of operating and variable compensation expenses of 4.4% relative to revenue growth of 2.2% resulted in a decrease in OMAM’s ENI operating margin from 36.9% to 35.5%. Affiliate key employee distributions increased 7.2% period-over-period to $41.7 million and the ratio of Affiliate key employee distributions over ENI operating earnings increased from 15.9% to 17.3% due to the effect of the Landmark transaction, along with lower ENI operating earnings. Net interest expense was $8.4 million for the twelve months ended December 31, 2016, compared to net interest expense of $2.3 million in the prior-year period, with the increase reflecting the July 2016 issuance of $400 million of senior notes.

For the twelve months ended December 31, 2016, Adjusted EBITDA was $208.5 million, down (2.0)% compared to $212.7 million in 2015 (excluding the non-recurring performance fee). See Table 22 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Exhibit 99.1

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2016	2015	2016	2015
U.S. GAAP net income attributable to controlling interests		$25.3	$36.9	$126.4	$155.5
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	1.7	4.5	(7.1)	18.5
ii.	Amortization and impairment of goodwill, acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.3	0.1	29.1	0.2
iii.	Capital transaction costs	0.3	0.7	6.4	2.3
iv.	Seed/Co-investment (gains) losses and financings(1)	1.9	(0.3)	1.4	(0.3)
v.	Tax benefit of goodwill and acquired intangibles deductions	2.0	0.6	5.0	2.5
vi.	Discontinued operations and restructuring	(5.0)	1.7	(6.2)	(0.2)
vii.	ENI tax normalization	2.8	(5.4)	2.1	(8.8)
Tax effect of above adjustments, as applicable(2)		(9.4)	(2.3)	(12.0)	(8.6)
Economic net income (including the non-recurring performance fee)		38.9	36.5	145.1	161.1
Non-recurring performance fee, net(3)		—	—	—	(11.4)
Economic net income, excluding the non-recurring performance fee		$38.9	$36.5	$145.1	$149.7
(1) See Table 21 for the components of seed capital and co-investment gains and losses, and financing costs.
(2) Reflects the sum of lines i., ii., iii. and iv. multiplied by the 40.2% U.S. statutory tax rate (including state tax).
(3) In the second quarter of 2015, the Company recorded a non-recurring gross performance fee of $48.1 million. The $11.4 million represented the net amount accruing to OMAM after Affiliate contractual variable compensation, other directly related expenses, and the tax effect of the non-recurring performance fee calculated using a 40.2% tax rate.

See Table 18 for a per-share presentation of the above reconciliation
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI revenue

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Management fees	$181.4	$157.0	15.5%	$659.9	$637.2	3.6%
Performance fees	4.5	6.3	(28.6)%	2.6	13.7	(81.0)%
Other income, including equity-accounted Affiliates	3.9	3.6	8.3%	16.0	13.0	23.1%
ENI revenue	$189.8	$166.9	13.7%	$678.5	$663.9	2.2%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue
Please see “Definitions and Additional Notes”

Exhibit 99.1

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI operating expense

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Fixed compensation & benefits	$40.7	$35.7	14.0%	$146.4	$133.2	9.9%
General and administrative expenses	30.1	26.8	12.3%	109.2	105.1	3.9%
Depreciation and amortization	2.5	1.9	31.6%	9.4	6.9	36.2%
ENI operating expense	$73.3	$64.4	13.8%	$265.0	$245.2	8.1%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and twelve months ended December 31, 2016 and 2015. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Numerator: ENI operating earnings*	$67.9	$60.5	12.2%	$240.8	$244.7	(1.6)%
Denominator: ENI revenue	$189.8	$166.9	13.7%	$678.5	$663.9	2.2%
ENI operating margin	35.8%	36.2%	(47) bps	35.5%	36.9%	(137) bps

Numerator: ENI operating expense	$73.3	$64.4	13.8%	$265.0	$245.2	8.1%
Denominator: ENI management fee revenue	$181.4	$157.0	15.5%	$659.9	$637.2	3.6%
ENI operating expense ratio	40.4%	41.0%	(61) bps	40.2%	38.5%	168 bps

Numerator: ENI variable compensation**	$48.6	$42.0	15.7%	$172.7	$174.0	(0.7)%
Denominator: ENI earnings before variable compensation***	$116.5	$102.5	13.7%	$413.5	$418.7	(1.2)%
ENI variable compensation ratio	41.7%	41.0%	74 bps	41.8%	41.6%	21 bps

Numerator: ENI Affiliate key employee distributions	$12.9	$10.9	18.3%	$41.7	$38.9	7.2%
Denominator: ENI operating earnings*	$67.9	$60.5	12.2%	$240.8	$244.7	(1.6)%
ENI Affiliate key employee distributions ratio	19.0%	18.0%	98 bps	17.3%	15.9%	142 bps

Numerator: Tax on economic net income	$11.6	$12.8	(9.4)%	$45.6	$53.8	(15.2)%
Denominator: Pre-tax economic net income	$50.5	$49.3	2.4%	$190.7	$203.5	(6.3)%
Economic net income effective tax rate	23.0%	26.0%	(299) bps	23.9%	26.4%	(253) bps
* ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
** Excludes variable compensation associated with the 2015 non-recurring performance fee.
*** ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Annual Report on Form 10-K for comparable U.S. GAAP metrics.

Exhibit 99.1

Dividend Declaration

The Company's Board of Directors approved a quarterly interim dividend of $0.08 per share payable on March 31, 2017 to shareholders of record as of the close of business on March 17, 2017.

About OMAM

OMAM is a global, multi-boutique asset management company with $240.4 billion of assets under management as of December 31, 2016. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2016, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2016 and the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2016. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Exhibit 99.1

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 8:00 a.m. Eastern Time on February 2, 2017. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (877) 201-0168
International Dial-in Number:        (647) 788-4901
Conference ID:                42646905
Link to Webcast:
http://event.on24.com/r.htm?e=1337515&s=1&k=BEDA88207889108D84BEB9C66BC106A8

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                42646905

Exhibit 99.1

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Twelve Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
U.S. equity
Beginning balance	$78.5	$78.6	$75.1	$76.9	$87.3
Gross inflows	2.5	1.3	1.1	7.9	5.6
Gross outflows	(4.2)	(4.2)	(3.0)	(14.3)	(14.5)
Net flows	(1.7)	(2.9)	(1.9)	(6.4)	(8.9)
Market appreciation (depreciation)	5.2	2.8	3.7	11.0	(1.5)
Other	—	—	—	0.5	—
Ending balance	$82.0	$78.5	$76.9	$82.0	$76.9
Average AUM	$79.4	$79.2	$77.9	$78.3	$82.8

Global / non-U.S. equity
Beginning balance	$95.5	$89.0	$82.4	$84.8	$84.0
Gross inflows	3.9	3.8	3.3	14.1	14.2
Gross outflows	(2.7)	(3.0)	(3.9)	(9.6)	(10.8)
Net flows	1.2	0.8	(0.6)	4.5	3.4
Market appreciation (depreciation)	(0.3)	5.7	3.0	6.7	(3.2)
Other	—	—	—	0.4	0.6
Ending balance	$96.4	$95.5	$84.8	$96.4	$84.8
Average AUM	$95.1	$93.1	$85.7	$90.0	$87.5

Fixed income
Beginning balance	$14.4	$14.3	$14.7	$13.8	$15.2
Gross inflows	0.3	0.4	0.2	1.2	1.4
Gross outflows	(0.3)	(0.6)	(0.7)	(2.1)	(2.2)
Net flows	—	(0.2)	(0.5)	(0.9)	(0.8)
Market appreciation (depreciation)	(0.5)	0.3	(0.1)	1.0	(0.3)
Other	—	—	(0.3)	—	(0.3)
Ending balance	$13.9	$14.4	$13.8	$13.9	$13.8
Average AUM	$14.0	$14.3	$14.3	$14.1	$14.9

Alternatives
Beginning balance	$45.8	$36.9	$36.5	$36.9	$34.3
Gross inflows	3.2	1.0	1.3	6.7	5.4
Gross outflows	(0.6)	(0.3)	(0.5)	(1.6)	(1.8)
Hard asset disposals	(0.6)	(1.0)	(1.0)	(3.9)	(2.4)
Net flows	2.0	(0.3)	(0.2)	1.2	1.2
Market appreciation	0.3	0.4	0.6	2.0	1.3
Acquisition of Affiliates	—	8.8	—	8.8	—
Other	—	—	—	(0.8)	0.1
Ending balance	$48.1	$45.8	$36.9	$48.1	$36.9
Average AUM	$46.7	$41.5	$36.7	$40.7	$35.7

Total
Beginning balance	$234.2	$218.8	$208.7	$212.4	$220.8
Gross inflows	9.9	6.5	5.9	29.9	26.6
Gross outflows	(7.8)	(8.1)	(8.1)	(27.6)	(29.3)
Hard asset disposals	(0.6)	(1.0)	(1.0)	(3.9)	(2.4)
Net flows	1.5	(2.6)	(3.2)	(1.6)	(5.1)
Market appreciation (depreciation)	4.7	9.2	7.2	20.7	(3.7)
Acquisition of Affiliates	—	8.8	—	8.8	—
Other	—	—	(0.3)	0.1	0.4
Ending balance	$240.4	$234.2	$212.4	$240.4	$212.4
Average AUM	$235.2	$228.1	$214.6	$223.1	$220.9

Basis points: inflows	44.3	41.5	45.4	41.9	45.9
Basis points: outflows	34.8	37.9	36.7	36.3	32.6
Annualized revenue impact of net flows (in millions)	$14.6	$(7.5)	$(6.6)	$11.0	$18.9
Derived average weighted NCCF	4.0	(2.1)	(1.9)	3.0	5.5
Please see "Definitions and Additional Notes"

Exhibit 99.1

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Twelve Months Ended
	December 31, 2016		September 30, 2016		December 31, 2015		December 31, 2016		December 31, 2015
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$50.7	25	$50.1	25	$48.5	25	$198.2	25	$205.4	25
Global / non-U.S. equity	97.1	41	96.6	42	91.3	42	374.1	42	366.2	42
Fixed income	7.2	20	7.5	21	7.1	20	29.1	21	31.3	21
Alternatives	58.4	50	50.8	49	40.8	44	189.0	46	155.7	44
Weighted average fee rate on average AUM	213.4	36.1	205.0	35.7	187.7	34.7	790.4	35.4	758.6	34.3
Less: Revenue from equity-accounted Affiliates	(32.0)		(33.2)		(30.7)		(130.5)		(121.4)
Management fee revenue	$181.4	35.6	$171.8	34.9	$157.0	33.8	$659.9	34.6	$637.2	33.4
Average AUM	$235.2		$228.1		$214.6		$223.1		$220.9
Average AUM excluding equity- accounted Affiliates	202.8		195.8		184.1		190.8		191.0
Please see "Definitions and Additional Notes"

Table 13: Assets Under Management by Strategy

($ in billions)	December 31, 2016	September 30, 2016	December 31, 2015
U.S. equity, small/smid cap value	$7.9	$7.3	$6.9
U.S. equity, mid cap value	11.3	9.6	9.5
U.S. equity, large cap value	59.2	58.5	57.4
U.S. equity, core/blend	3.6	3.1	3.1
Total U.S. equity	82.0	78.5	76.9
Global equity	32.3	31.4	29.4
International equity	42.5	41.8	37.0
Emerging markets equity	21.6	22.3	18.4
Total global/non-U.S. equity	96.4	95.5	84.8
Fixed income	13.9	14.4	13.8
Alternatives	48.1	45.8	36.9
Total assets under management	$240.4	$234.2	$212.4
Please see "Definitions and Additional Notes"

Table 14: Assets Under Management by Affiliate

($ in billions)	December 31, 2016	September 30, 2016	December 31, 2015
Acadian Asset Management	$75.0	$74.5	$66.8
Barrow, Hanley, Mewhinney & Strauss	92.3	90.8	89.2
Campbell Global	5.2	4.9	6.3
Copper Rock Capital Partners	5.1	5.3	4.7
Heitman*	31.2	30.2	29.1
Investment Counselors of Maryland*	2.0	1.7	1.8
Landmark Partners	9.7	8.8	n/a
Thompson, Siegel & Walmsley	19.9	18.0	14.5
Total assets under management	$240.4	$234.2	$212.4
*Equity-accounted Affiliates
Please see "Definitions and Additional Notes"
n/a - not an Affiliate of our Company as of the date indicated

Exhibit 99.1

Table 15: Assets Under Management by Client Type

($ in billions)	December 31, 2016		September 30, 2016		December 31, 2015
	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$75.9	31.6%	$72.7	31.0%	$69.0	32.5%
Corporate / Union	48.2	20.0%	48.5	20.7%	42.9	20.2%
Public / Government	78.8	32.8%	75.8	32.4%	68.9	32.4%
Endowment / Foundation	4.8	2.0%	4.7	2.0%	4.4	2.1%
Old Mutual Group	3.5	1.5%	3.7	1.6%	3.6	1.7%
Commingled Trust/UCITS	18.8	7.8%	18.5	7.9%	14.0	6.6%
Mutual Fund	1.8	0.7%	1.9	0.8%	2.5	1.2%
Other	8.6	3.6%	8.4	3.6%	7.1	3.3%
Total assets under management	$240.4		$234.2		$212.4
Please see "Definitions and Additional Notes"

Table 16: AUM by Client Location

($ in billions)	December 31, 2016		September 30, 2016		December 31, 2015
	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$191.6	79.7%	$187.2	79.9%	$171.8	80.9%
Europe	16.8	7.0%	16.1	6.9%	14.1	6.6%
Asia	12.5	5.2%	12.3	5.3%	11.8	5.6%
Middle East	0.1	—%	0.1	—%	0.3	0.1%
Australia	7.8	3.3%	7.4	3.2%	6.1	2.9%
Other	11.6	4.8%	11.1	4.7%	8.3	3.9%
Total assets under management	$240.4		$234.2		$212.4
Please see "Definitions and Additional Notes"

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2014	Q1	(1.0)	(3.0)	33.7	(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
	Q4	(3.2)	(6.6)	34.7	(1.9)
2016	Q1	2.4	7.3	34.7	2.1
	Q2	(2.9)	(3.4)	35.0	(1.0)
	Q3	(2.6)	(7.5)	35.7	(2.1)
	Q4	1.5	14.6	36.1	4.0
Please see "Definitions and Additional Notes"

Exhibit 99.1

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2016	2015	2016	2015
U.S. GAAP net income per share		$0.21	$0.30	$1.05	$1.29
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.01	0.03	(0.06)	0.15
ii.	Amortization and impairment of goodwill, acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.17	—	0.25	—
iii.	Capital transaction costs	—	0.01	0.05	0.02
iv.	Seed/Co-investment (gains) losses and financing	0.02	—	0.01	—
v.	Tax benefit of goodwill and acquired intangibles deductions	0.02	0.01	0.04	0.02
vi.	Discontinued operations and restructuring	(0.04)	0.01	(0.05)	—
vii.	ENI tax normalization	0.02	(0.04)	0.02	(0.07)
Tax effect of above adjustments, as applicable		(0.08)	(0.02)	(0.10)	(0.07)
Economic net income per share (including the non-recurring performance fee)		$0.33	$0.30	$1.21	$1.34
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP revenue to ENI revenue

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
U.S. GAAP revenue	$186.6	$163.4	$663.5	$699.3
Include investment return on equity-accounted Affiliates	3.3	3.4	15.1	12.7
Exclude the non-recurring performance fee	—	—	—	(48.1)
Exclude revenue from consolidated Funds attributable to non-controlling interests	(0.1)	—	(0.1)	—
Other	—	0.1	—	—
ENI revenue	$189.8	$166.9	$678.5	$663.9
Please see “Definitions and Additional Notes”

Exhibit 99.1

Table 20: Reconciliation of U.S. GAAP operating expense to ENI operating expense

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
U.S. GAAP operating expense	$156.2	$122.5	$507.9	$508.1
Less: items excluded from economic net income
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.7)	—	(26.5)	—
Non-cash Affiliate key employee equity revaluations	(1.7)	(4.5)	7.1	(18.5)
Amortization of acquired intangible assets	(1.6)	(0.1)	(2.6)	(0.2)
Other items excluded from ENI(2)	(0.2)	(1.3)	(6.3)	(4.4)
Funds' operating expenses	(0.2)	—	(0.2)	—
Less: items segregated out of U.S. GAAP operating expense
Variable compensation(3)	(48.6)	(41.4)	(172.7)	(201.0)
Affiliate key employee distributions	(12.9)	(10.8)	(41.7)	(38.8)
ENI operating expense	$73.3	$64.4	$265.0	$245.2
Please see “Definitions and Additional Notes”
(1) Reflects amortization of contingent purchase price and equity owned by employees, both with a service requirement, associated with the Landmark acquisition.
(2) Other items in 2016 include capital transaction costs, and in 2015, also include restructuring expenses and expenses (excluding variable compensation) associated with the non-recurring performance fee.

(3) For the three and twelve months ended December 31, 2015, $42.0 million and $174.0 million, respectively, of variable compensation expense is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee.

Table 21: Components of seed/co-investment (gains) losses and financing

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Seed/Co-investment gains (losses)	$(0.7)	$0.3	$1.1	$0.3
Financing costs:
Seed/Co-investment average balance	91.2	29.1	64.4	12.3
Blended interest rate*	6.2%	1.5%	3.9%	1.5%
Financing costs	(1.2)	—	(2.5)	—
Net seed/co-investment gains (losses) and financing	$(1.9)	$0.3	$(1.4)	$0.3
* Prior to the July 2016 bond issuances, the blended interest rate was based on the Company’s interest rate on its revolving credit facility. Subsequent to the 2016 bond issuance, and going forward, the blended rate is based on the weighted average rate of the long-term debt, unless there is alternative funding directly allocated to the seed capital.

Please see “Definitions and Additional Notes”

Exhibit 99.1

Table 22: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income attributable to controlling interests	$25.3	$36.9	$126.4	$155.5
Net interest expense	5.7	0.3	10.8	2.3
Income tax expense (including tax expenses related to the non-recurring performance fee and discontinued operations)	9.3	5.1	44.8	47.2
Depreciation and amortization (including intangible assets)	4.1	2.1	12.0	7.1
EBITDA	$44.4	$44.4	$194.0	$212.1
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	1.7	4.5	(7.1)	18.5
Amortization and impairment of goodwill, acquisition-related consideration and pre-acquisition employee equity	17.7	—	26.5	—
EBITDA of discontinued operations	(7.3)	1.7	(10.2)	(1.3)
Restructuring	—	0.5	—	0.5
(Gain) loss on seed and co-investments and investment changes attributable to controlling interests	0.7	(0.3)	(1.1)	(0.3)
Non-recurring performance fee before tax	—	—	—	(19.1)
Capital transaction costs	0.3	0.7	6.4	2.3
Adjusted EBITDA, excluding non-recurring performance fee	$57.5	$51.5	$208.5	$212.7
Net interest expense to third parties	(4.5)	(0.3)	(8.4)	(2.3)
Depreciation and amortization	(2.5)	(1.9)	(9.4)	(6.9)
Tax on economic net income	(11.6)	(12.8)	(45.6)	(53.8)
Economic net income, excluding non-recurring performance fee	$38.9	$36.5	$145.1	$149.7
Please see “Definitions and Additional Notes”

Table 23: Calculation of ENI Effective Tax Rate

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Pre-tax economic net income(1)	$50.5	$49.3	$190.7	$203.5
Intercompany interest expense deductible for U.S. tax purposes	(19.7)	(17.9)	(74.0)	(71.0)
Taxable economic net income	30.8	31.4	116.7	132.5
Taxes at the U.S. federal and state statutory rates(2)	(12.4)	(12.7)	(46.9)	(53.3)
Other reconciling tax adjustments	0.8	(0.1)	1.3	(0.5)
Tax on economic net income	(11.6)	(12.8)	(45.6)	(53.8)
Add back intercompany interest expense previously excluded	19.7	17.9	74.0	71.0
Economic net income, excluding the non-recurring performance fee	$38.9	$36.5	$145.1	$149.7
Economic net income effective tax rate(3)	23.0%	26.0%	23.9%	26.4%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses, and excludes the impact of the non-recurring performance fee in 2015.
(2) Taxed at U.S. Federal and State statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Exhibit 99.1

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. OMAM operates its business through eight boutique asset management firms (the “Affiliates”). OMAM's distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by Consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. The Company also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company's earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

Exhibit 99.1

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. For the period ended December 31, 2015, it is presented here excluding the impact of the non-recurring performance fee. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 22 for a reconciliation of economic net income to Adjusted EBITDA.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
 ______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI Operating Earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI Operating Margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

Exhibit 99.1

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 15% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income (loss) from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized Revenue Impact of Net Flows (NCCF)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue represents asset flows at the weighted fee rate for OMAM overall (i.e. 36.1 bps in Q4 '16). For example, NCCF annualized revenue impact of $14.6 million divided by the average weighted fee rate of OMAM's overall AUM of 36.1 bps equals the derived average weighted NCCF of $4.0 billion.

n/m

"Not meaningful."